EXHIBIT 10.176
AMENDMENT NO. 1
TO
HAMILTON BEACH/PROCTOR-SILEX, INC.
LONG-TERM INCENTIVE COMPENSATION PLAN
(AS AMENDED AND RESTATED AS OF JANUARY 1, 2006)
     Hamilton Beach/Proctor-Silex, Inc. (the “Company”), hereby adopts this Amendment No. 1 to the Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan (As Amended and Restated as of January 1, 2006) (the “Plan”), effective as of January 1, 2005. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.
Section 1
     Section 4 of the Plan is hereby amended by adding the following new Subsection (w) to the end thereof, to read as follows:
     “(w) ‘Subsidiary’ shall mean any corporation, partnership or other entity, the majority of the outstanding voting securities of which is owned, directly or indirectly, by the Company. The Company and the Subsidiaries shall be referred to herein collectively as the “Employers.””
Section 2
     Sections 4(m), 4(n), 4(s), 6, 7(c), 11(a), 11(g) and 11(h)(iii) of the Plan are each amended by deleting the word “Company” and replacing it with the word “Employers” therein.
Section 3
     Section 9(b)(i) of the Plan is amended by deleting the phrase “the Company shall deliver to the Participant (or, if applicable, the Beneficiary)” and replacing it with the phrase “the Participant’s Employer or former Employer shall deliver to the Participant (or, if applicable, his Beneficiary)” therein.
Section 4
     Section 9(c) of the Plan is hereby amended in its entirety to read as follows:
     “(c) Deferral Option. A Participant may make an irrevocable election to defer receipt of 100% of an Award granted to him for a particular Award Term. A separate deferral election may be made with respect to each Award granted under the Plan. Such a deferral election must be made, in writing, on a form approved by the Committee and (i) will not be valid unless the election is made at least 12 months prior to the Maturity Date of the Award and (ii) will not be given effect until at least 12 months after the date on which such election is made. If a valid and timely deferral election is made with respect to an Award, the payment of such Award will automatically be deferred until the 10th anniversary of the Grant Date of such Award. Awards that are deferred until the 10th anniversary of the Grant Date for Participants who are employed on such date shall be paid as soon as practicable thereafter in the form of a single, lump-sum payment and shall be based on the Book Value as of the Quarter Date coincident with or immediately preceding such date. Notwithstanding the foregoing, a Participant who has made a valid deferral election under this Subsection (c) and who dies or incurs a Termination of Employment due to Disability prior to the 10th anniversary of the Grant Date shall receive payment for all such deferred Awards as soon as practicable following the date of such death or Termination of Employment due to Disability, based on the Book Value as of the Quarter Date coincident with or immediately preceding such date. The following rules shall apply to a Participant who has made a valid deferral election under this Subsection (c) and who incurs a Termination of Employment for reasons other than death or Disability (including Retirement) prior to the 10th anniversary of the Grant Date. Such a Participant may not receive payment for such deferred Awards until the 10th anniversary of the Grant Date. The Awards for Participants whose Termination of Employment is on account of Retirement shall continue to be valued in accordance with the terms of the Plan until the date of payment. The Awards for Participants who incur a Termination of Employment for reasons other than death, Disability or Retirement shall be valued based on the Book Value as of the Quarter Date coincident with or immediately preceding the date of such Termination of Employment (despite the fact that such amounts are not paid until the 10th anniversary of the Grant Date).”
Section 5
     Section 11(c) of the Plan is amended in its entirety to read as follows:
     “(c) Expenses. The expenses of administering the Plan shall be paid by the Employers, as directed by the Company.”
Section 6
     Section 11(f) of the Plan is amended in its entirety to read as follows:
     “(f) Limitation on Rights of Participants; No Trust.
     (i) No trust has been created by the Employers for the payment of Book Value Units granted under this Plan; nor have the grantees of Book Value Units been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Employer or former Employer of the Participant, and the Participants and Beneficiaries are merely unsecured creditors of the Participant’s Employer or former Employer.
     (ii) Notwithstanding any other provision of the Plan to the contrary, no Employer shall be required to make any payment hereunder to any Participant or Beneficiary if the Employer is “Insolvent” at the time such payment is due to be made or if the payment would jeopardize the solvency of the Employer; provided that the payment shall be made during the first calendar year in which funds of the Employer are sufficient to make the payment without jeopardizing the solvency of the Employer. For purposes of the Plan, an Employer shall be considered Insolvent at such time as it (1) is unable to pay its debts as they mature or (2) is subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code (or similar foreign law).
Section 7
     Section 11(h) of the Plan is hereby amended by adding the following new clause (v) to the end thereof, to read as follows:
“(v) Key Employees. Notwithstanding any provision of the Plan to the contrary, distributions to Key Employees made on account of a Termination of Employment for reasons other than Disability may not be made before the date that is six months after such Termination of Employment (or, if earlier, the date of death). Any amount that is otherwise payable to the Key Employee during the 6-month period following his Termination of Employment shall be accumulated and paid in a lump sum make-up payment as soon as practicable following the end of such 6-month period.”
Section 8
     The Plan is hereby amended by adding the following new Section 12 to the end thereof, to read as follows:

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“12. Liability of Employers and Transfers.
     (a) In general. The provisions of this Section 12 shall apply notwithstanding any other provision of the Plan to the contrary.
     (b) Liability for Payment/Transfers of Employment. The Employers shall each be liable for the payment of the Awards which are payable hereunder to or on behalf of the Participants who are (or were) its employees. Notwithstanding the foregoing, if the Awards hereunder which are payable to or on behalf of a Participant are based on the Participant’s employment with more than one Employer, the following provisions shall apply: Each Award shall be granted by the Employer for whom the Participant was performing services during the Award Term. In the event that a Participant performed services for more than one Employer during the Award Term, the Award shall be divided so that the Participant shall receive a pro-rata number of Book Value Units from each Employer, based on the Participant’s service with, and compensation from, each such Employer (as determined by the Committee in its sole and absolute discretion). Notwithstanding the foregoing: (A) each Employer shall be solely liable for the payment of the Awards it granted to its employees or former employees; (B) if a Participant has been employed by more than one Employer, the Employer who employs the Participant at the time of the payment of the Award shall pay the entire amount of such Award; (C) each Employer (unless it is Insolvent) shall reimburse the paying Employer for its allocable share of the Participant’s Award; (D) if any responsible Employer is Insolvent at the time of payment, the last Employer shall not be required to make a distribution to the Participant with respect to amounts which are allocable to service with that Employer (until the time specified in Section 11(f)(ii)); and (E) each Employer shall (to the extent permitted by applicable law) receive an income tax deduction for the Employer’s allocable share of the payment of the Participant’s Award.”
     EXECUTED this 6th day of December, 2006.

HAMILTON BEACH/PROCTOR-SILEX, INC.
By:	/s/ Charles Bittenbender
Title: Assistant Secretary

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